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EXHIBIT 21.1

LIST OF REGISTRANT'S SUBSIDIARIES

State or other jurisdiction of incorporation
Baccarat Coyote Inc.	California
Baccarat Silicon, Inc.	California
Bay Semiconductor, Inc.	California
Integrated Device Technology Asia Limited	Hong Kong
IDT Asia, Limited	Hong Kong
IDT Design Australia Pty Ltd.	Australia
IDT Europe Limited	United Kingdom
I.D.T. France S.A.R.L.	France
IDT Foreign Sales Corporation	Barbados
Integrated Device Technology International Holdings, Inc.	California
Integrated Device Technology, Inc. Cayman Islands Corporation	Cayman Islands
Integrated Device Technology (Philippines)	Cayman Islands
IDT Integrated Device Technology AB (Sweden)	Sweden
Integrated Device Technology Europe, Inc.	California
Integrated Device Technology GmbH	Germany
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology Mexico S.A. de C.V.	Mexico
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
Integrated Device Technology Realty Holdings, Inc.	Philippines
Integrated Device Technology Holding Inc.	Philippines
Integrated Device Technology (Philippines), Inc.	Philippines
Integrated Device Technology Singapore (1997) Pte Ltd	Singapore
Newave Semiconductor Corp.	California
Newave Technology (Shanghai) Co., Ltd.	China
Nippon IDT K.K.	Japan
Quality Semiconductor, Inc.	California

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  EXHIBIT 21.1